UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 28, 2011

DEHAIER MEDICAL SYSTEMS LIMITED
 (Exact name of registrant as specified in its charter)

British Virgin Islands	001-34661	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 908 East Plaza
15 West 4th Ring North Road
Haidian District, Beijing 100195
People’s Republic of China
 (Address of principal executive offices, including zip code)

+86 (10) 5166-0080
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

Zheng (Rita) Liu tendered her resignation as a director from the Board of Directors of Dehaier Medical Systems Limited (the “Registrant”), effective November 28, 2011.  Ms. Liu resigned in order to pursue other professional opportunities and not due to any disagreement with the Registrant.  Bin Qiu tendered his resignation as a director from the Registrant’s Board of Director, effective November 28, 2011.  Mr. Qiu’s resignation was due to personal reasons and not due to any disagreement with the Registrant.

Item 5.02(d)

Effective November 28, 2011, the Nominating Committee of the Registrant recommended, and the Board of Directors of the Registrant approved, the appointment of two new directors to the Registrant’s Board of Directors and Board committees.

Appointment of Weibing Yang

Effective November 28, 2011, the Registrant appointed Dr. Weibing Yang, 45, to serve as a Class II member of the Board of Directors until the meeting of the shareholders of the Registrant in 2012, at which time the shareholders will vote on whether Dr. Yang will serve as a Class II member of the Board for another term.

Dr. Yang has served as the Registrant’s vice president of sales and marketing since 2003.  Dr. Yang was a sales director at Beijing Dehaier Technology Company Limited from 2001 through 2003.  From 1996 to 1997, Dr. Yang was a product manager at Amtronix Inc., a medical equipment company.  From 1993 to 1996, Dr. Yang served as a sales manager at Planmeca Medical Equipment Co.  From 1989 to 1992, Dr. Yang was a doctor at the Affiliated Hospital of Shipbuilding Industry Group.  Dr. Yang graduated from the Medical School of SooChow University in 1989.  Dr. Yang was chosen as a director because of his extensive experience in sales and marketing of medical equipment.

Pursuant to a Director Engagement Letter with Dr. Yang, the Registrant has agreed to reimburse Dr. Yang for actual travel expenses for Board meetings, up to $6,000 per meeting and $12,000 per year.

Appointment of Genhui Chen

Effective November 28, 2011, the Registrant appointed Genhui Chen, Ph.D., 48, to serve as a Class I member of the Board of Directors until the meeting of the shareholders of the Registrant in 2014, at which time the shareholders will vote on whether Dr. Chen will serve as a Class I member of the Board for another term.  Dr. Chen is an independent director pursuant to the independence requirement under NASDAQ Rule 5605(c)(2)(A)(ii).  Dr. Chen will be a member of the Audit Committee, the Compensation Committee and the Nominating Committee of the Board of Directors.  Dr. Chen will also serve as chairman of the Nominating Committee.

Dr. Chen is president of Beijing Wenfeng Medical Technology Ltd. (“BWMT”), a privately-held pharmaceutical research and development company focusing on novel cancer and dermatological products.  Dr. Chen has over 15 years of experience, from1993 to 2008, in the pharmaceutical industry in the areas of clinical research, regulatory compliance, corporate development and management, for a variety of companies ranging from start-ups to public companies, both in Canada and in China.  Prior to joining BWMT in 2010, Dr. Chen was a founder, president and chief executive officer of Welichem Biotech Inc., a Canadian pharmaceutical company listed on the TSX Venture Exchange since 2008.  From 1999 until he founded Welichem, Dr. Chen was a senior scientist at Terragen Discovery Inc., a subsidiary of Cubist Pharmaceuticals.  Dr. Chen received his M.Sc. and Ph.D. degrees in biology from Simon Fraser University in Vancouver, Canada in 1988 and 1991, respectively.  Dr. Chen was chosen as a director because of his extensive experience in research and development, regulatory compliance, corporate development and management.

Pursuant to a Director Engagement Letter with Dr. Chen, the Registrant has agreed to pay Dr. Chen a director fee of $2,000 per meeting and to reimburse Dr. Chen for actual travel expenses for Board meetings, up to $6,000 per meeting and $12,000 per year.

A copy of the press release announcing the appointments of Dr. Yang and Dr. Chen is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release dated November 23, 2011, titled “Dehaier Medical Announces Changes to Board of Directors.”

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dehaier Medical Systems Limited

By:	/s/ Ping Chen
Ping Chen
Chief Executive Officer

Dated: November 28, 2011